SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              SILVERADO MINES LTD.
               (Exact name of Registrant as specified in charter)




British Columbia, Canada                       1041                98-0045034
(State or other jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)     Classification Code No.)        Identification No.)

                               --------------------

                                    Suite 505
                            1111 West Georgia Street
                          Vancouver, British Columbia,
                                 Canada V6E 4M3
                                 (604) 689-1535
                   (Address, including zip code, and telephone
                         number, including area code, of
                    Registrant's principal executive offices)

                              --------------------

                               J. P. Tangen, Esq.
                              499 St. Patricks Road
                               Fairbanks, AK 99701
                                 (800) 665-4646
                       (Name, address, including zip code
                      and telephone number, including area
                         code, of Agent for Service and
                     Authorized Representative in the U.S.)

                              --------------------

It is requested that copies of all correspondence be sent to:
Donna A. Key, Esq., Key & Mehringer, P.C., 555 Seventeenth Street, Suite 3405, Denver, Colorado 80202, telephone number (303) 295-2300, facsimile number (303) 295-1645.
                              --------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                         CALCULATION OF REGISTRATION FEE

Title of each class of          Amount to        Proposed maximum offering       Proposed maximum           Amount of
securities to be registered   be registered         price per unit (1)       aggregate offering price   registration fee
Common Stock, no par value    1,100,000 Shares            $0.44                     $484,000                $147

(1) Registration fee is based on the closing sale price reported by Nasdaq on April 7, 1997 (a date within five business days prior to the initial filing hereof) pursuant to Rule 457(c).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement becomes effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

                              Silverado Mines Ltd.

                              Cross Reference Sheet
Form S-4
Item No.  Caption                                                Sections in Prospectus
A.        Information about the Transaction

1         Forefront  of  the  Registration  Statement  and
          Outside Front Cover Page of Prospectus..........       Outside Front Cover Page

2         Inside  Front and  Outside  Back Cover  Pages of
          Prospectus......................................       Inside Front Cover Pages;
                                                                 Table of Contents

3         Risk   Factors,   Ratio  of  Earnings  to  Fixed
          Charges and Other Information...................       Risk Factors; Prospectus Summary;
                                                                 Selected Financial Data

4         Terms of the Transaction........................       Prospectus Summary;
                                                                 Terms of the Transaction

5         Pro Forma Financial Information.................       Not Applicable

6         Material   Contracts   with  the  Company  Being
          Acquired........................................       Not Applicable

7         Additional  Information  Required for Reoffering
          by Persons and Parties Deemed to Be Underwriters       Not Applicable


8         Interest of Named Experts and Counsel...........       Not Applicable

9         Disclosure    of    Commission    Position    on
          Indemnification for Securities Act Liabilities..       Information about Silverado;
                                                                 Indemnification of Directors and Officers

B.        Information about the Registrant

10        Information with Respect to S-3 Registrants.....       Not Applicable

11        Incorporation   of   Certain    Information   by
          Reference.......................................       Not Applicable


12        Information   with   Respect   to   S-2  or  S-3       Prospectus Summary;
          Registrants.....................................       Information about Silverado

13        Incorporation   of   Certain    Information   by
          Reference......................................        Documents Incorporated by Reference


14        Information  with Respect to  Registrants  Other
          Than S-3 or S-2 Registrants.....................       Not Applicable

C.        Information about the Company Being Acquired


15        Information with Respect to S-3 Companies.......       Not Applicable


16        Information with Respect to S-2 or S-3 Companies       Not Applicable


17        Information  with  Respect  to  Companies  Other
          Than S-3 or S-2 Companies.......................       Information Concerning Kintana

D.        Voting and Management Information


18        Information    if    Proxies,     Consents    or
          Authorizations are to be Solicited..............       Not Applicable

19        Information    if    Proxies,     Consents    or
          Authorizations  are not to be Solicited or in an
          Exchange Offer..................................       Terms of the Transaction;
                                                                 Approval of the Transaction

20        Indemnification of Directors and Officers.......       Indemnification of Directors and Officers

21        Exhibits and Financial Statement Schedules......       Exhibits and Financial Statement Schedules

22        Undertakings....................................       Undertakings

Subject to Completion - Preliminary Prospectus dated April 8, 1997



Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                              SILVERADO MINES LTD.
                        1,100,000 Shares of Common Stock


     An aggregate of 1,100,000 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Silverado Mines Ltd. (hereafter "Silverado") are offered to the shareholders of Kintana Resources Ltd. (hereafter "Kintana"). The expenses related to the filing of the registration statement to which this offering relates are being paid by Silverado.

     The securities offered hereby involve a high degree of risk. See "Risk Factors" for a discussion of certain material risks in connection with an investment in Silverado and the securities offered hereby.

     The Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq automated quotation system under the symbol "GOLDF." On April 7, 1997 the closing sale price of the Common Stock reported by Nasdaq was $0.44.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REFERENCE TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is April __, 1997

                         Prospectus - Table of Contents


Available Information.........................................................3
Documents Incorporated by Reference...........................................3
Prospectus Summary............................................................5
Information Concerning Silverado..............................................6
   Risk Factors...............................................................6
   Selected Financial Data....................................................9
   Historical Per Share Data.................................................10
   Description of Silverado Securities.......................................10
   Provisions of Canadian Laws Affecting U.S. Shareholders...................11
   Restrictions on Resale of the Shares......................................12
   Price Range of Common Stock...............................................13
   Experts...................................................................14
   Indemnification of Directors and Others...................................14
Information Concerning Kintana...............................................14
   Risk Factors..............................................................15
   Description of Kintana Securities.........................................15
   Selected Financial Data...................................................16
   Management's Discussion and Analysis of
   Financial Condition and Results of Operations ............................16
   Terms of the Transaction .................................................17
   Approval of the Transaction...............................................21

                              AVAILABLE INFORMATION
                              ---------------------

     Silverado is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("the 1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: in Denver, 1801 California Street, Suite 4800, Denver, Colorado 80202; in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; in New York, 7 World Trade Center, Suite 1300, New York, New York 10048; in Miami, 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; and in Los Angeles, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of such materials can be obtained at prescribed rates by written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of such documents and other information are provided to Nasdaq and can be inspected at the Nasdaq offices maintained at the National Association of Securities Dealers, Inc., 1735 "K" Street, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company and the address of such Web site is (http://www.sec.gov).

     Silverado has filed with the Commission in Washington, D.C. a Registration Statement on Form S-4 (together with all amendments, supplements, and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. Information set forth herein concerning Kintana has been provided by Kintana and information concerning Silverado has been provided by Silverado. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to Silverado and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above.

                       DOCUMENTS INCORPORATED BY REFERENCE
                       -----------------------------------

     This prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available upon request from Shareholder Relations, Silverado Mines Ltd., Suite 505, 1111 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4M3, telephone (604) 689-1535. In order to ensure timely delivery of the documents, any request should be made by May __, 1997 (To be inserted after effective date: the date which is five business days prior to the date of shareholder action.)

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any and all of the documents referred to below incorporated by reference herein (not including exhibits to those documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such documents should be directed to Shareholder Relations, Silverado Mines Ltd., Suite 505, 1111 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4M3, telephone (604) 689-1535.

     The following document(s) filed by Silverado with the Commission are incorporated into this Prospectus by reference:

     (1) Annual Report on Form 10-K/A No.1 for the fiscal year ended November 30, 1996; and

     (2) Quarterly Report on Form 10-Q for the quarter ended February 28, 1997; and

     (3) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the 1996 Form 10-K.

     Any statement contained in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that statements contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modify or supersede such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus is accompanied by Silverado's Form 10-K/A No. 1 for the year ended November 30, 1996 and Form 10-Q for the quarter ended February 28, 1997.

                               PROSPECTUS SUMMARY
                               ------------------

To Shareholders of Kintana:

     This Prospectus relates to shares of the no par value common stock (the "Common Stock") of Silverado Mines Ltd. to be distributed to you in connection with the Purchase Agreement dated March 6, 1997 entered into between Kintana and Silverado. The following is a brief summary of certain information contained elsewhere in this Prospectus and in the documents incorporated herein by reference. Certain capitalized terms used in this Summary are defined elsewhere in this Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Prospectus and the documents incorporated in this Prospectus by reference.

     The securities offered involve a high degree of risk. Factors which may affect Silverado's business and the securities offered hereby include uncertainty of revenues from gold production, operating losses and deficit, the limited extent of proven reserves on its properties, risks inherent in mining operations, dependence on management, and possible need for additional capital. See "Risk Factors."

     Silverado is engaged in the acquisition, exploration and development of resource properties. Silverado was incorporated under the laws of British Columbia, Canada, in June 1963, and operates in the United States through a wholly-owned subsidiary, Silverado Mines (US), Inc., incorporated in the State of Alaska in 1981. Silverado's executive offices are located at Suite 505, 1111 West Georgia Street, Vancouver, British Columbia, Canada V6E 4M3, telephone
(604) 689-1535 and (800) 665-4646.

     Kintana was previously engaged in the exploration and development of mineral properties before it became inactive in June of 1994. Kintana was incorporated on September 20, 1982 under the laws of British Columbia, Canada, under the name Can-Ex Resources Ltd., and its name was changed to Kintana Resources Ltd. in December 1990. Its mailing address is and its executive offices are located at 1111 West Georgia Street, Suite 505, Vancouver, British Columbia, V6E 4M3, telephone number (604) 689-1535.

     On March 6, 1997, Kintana and Silverado entered into a Purchase Agreement (the "Agreement", which Agreement is incorporated herein by reference), pursuant to which, among other things, Silverado will issue to Kintana 1,100,000 shares of its Common Stock in exchange for all of Kintana's assets and liabilities, including all right, title and interest in the Eagle Creek Property located near Fairbanks, Alaska, and certain accounts payable aggregating approximately (Cdn) $173,300. Under the Agreement, Kintana will distribute the Silverado shares to its shareholders and will dissolve. Prior to the execution of the Agreement, the Eagle Creek Property was held by Can-Ex Resources (U.S.), Inc., ("Can-Ex"), a wholly-owned subsidiary of Kintana. On February 4, 1997 and in contemplation of this transaction, Can-Ex transferred all of its assets and liabilities, including the Eagle Creek Property, to Kintana. The value of the consideration to be paid by Silverado under the Agreement was based upon the net of the fair market value of the assets and liabilities of Kintana, based in large part upon an independent valuation of the Eagle Creek Property near Fairbanks, Alaska. The primary factor considered by the parties in determining the number of shares of Silverado to be issued as consideration for the Agreement was the market price of the Silverado shares. For purposes of the transaction, the Silverado shares were valued by the Silverado Board of Directors at $0.375 per share, which was the closing bid price for Silverado common stock on March 5, 1997, the day before the effective date of the Agreement.

     Pursuant to a resolution of the Board of Directors of Kintana, the 1,100,000 shares of Silverado stock will be distributed to shareholders of Kintana on a pro rata basis. Shareholders of Kintana will receive 0.74 shares of Silverado Common Stock for each share of Kintana common stock held. Following the effective date of the Registration Statement of which this Prospectus is a part, approval of the Agreement and of the Board of Directors' resolution providing for distribution of these shares to Kintana shareholders will be submitted to the Kintana shareholders at an Annual General Meeting of Shareholders to be held on Wednesday, May 21, 1997. Kintana shareholders will not be required to give up any shares of Kintana in order to receive the Silverado shares. Kintana shareholders have dissenters' rights of appraisal in connection with this transaction (see "Kintana Information Circular"). No federal, state or provincial regulatory requirements (other than those regarding issuance of securities) must be complied with, nor approvals obtained, to complete this transaction. See "Terms of the Transaction - Federal Income Tax Consequences of the Transaction" for a description of the tax consequences of the transaction.

                        INFORMATION CONCERNING SILVERADO
                        --------------------------------

     Information concerning the business, operations, history, management and financial condition of Silverado is incorporated by reference to reports filed by Silverado with the U.S. Securities and Exchange Commission. See "Incorporation by Reference." The discussion of certain matters and summary information concerning Silverado set forth herein should be read in conjunction with the more detailed discussion and Consolidated Financial Statements contained in those documents.

                                  Risk Factors
                                  ------------

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating Silverado and its business.

     Financial Condition; Substantial Losses.
     ----------------------------------------

     During the year ended November 30, 1996, and continuing through the quarter ended February 28, 1997, the Company focused its activities on the Fairbanks area, exploring and drilling several sites on its Ester Dome property, and continuing preliminary exploratory work on other claims. During 1996 and the first quarter of 1997, the Company generated $8,827,200 in additional capital through sales of securities, thereby addressing its previous working capital deficiency of $1,470,750. See Form 10-K, "Note 1(a) to Consolidated Financial Statements." Silverado generated revenue from gold sales of $1,515,762, $3,053,289, and $298,124 during the 1994, 1995 and 1996 fiscal years, respectively. Silverado incurred significant losses during the three year period ended November 30, 1996, and had accumulated a deficit of $22,495,537 as of November 30, 1996 and $24,104,219 as of February 28, 1997. The major increase in the Company's working capital from a deficiency of $1,470,750 at November 30, 1995 to a surplus of $2,318,093 at

November 30, 1996, and a surplus of $874,865 as of February 28, 1997, resulted from sales of securities. The Company further decreased its liabilities by executing and paying-off lease purchase options on several large items of heavy mining equipment. Management currently is seeking sources of debt and equity capital to provide capital to sustain operations until revenues are sufficient to do so; however, there can be no assurance that any capital will be available to the Company from outside sources.

     The auditors' report of KPMG covering the November 30, 1996 consolidated financial statements is supplemented by a report entitled "Comments by Auditors for U.S. Readers on Canada - U.S. Reporting Conflict" that states that Canadian reporting standards do not permit reference to uncertainties such as Silverado's ability to continue as a going concern, as discussed in Note 1(a) to the consolidated financial statements, when the uncertainties are adequately disclosed in the financial statements and accompanying notes. Under United States reporting standards such uncertainties would be described in the auditors' report in an explanatory paragraph following the opinion paragraph.

     Additional Financing Could Be Required.
     -----------------------------------------

     If major commercially minable gold or other mineral deposits were discovered on the Company's properties, substantial additional capital would be necessary to fund the significant expenses required to develop and achieve commercial production from any such major deposit. It is unlikely that the Company would have capital sufficient to fund these expenses and there is no assurance that the substantial capital which would be required to bring any major deposit to commercial production would be available from any source on terms favorable to Silverado. See "Form 10-K - Business," and "- Properties."

     Mining and Environmental Regulation.
     ------------------------------------

     Mining activities in the U.S. are subject to regulation and inspection by the Mining, Safety and Health Administration of the United States Department of Labor. In addition, Silverado's activities are regulated by a variety of federal, state, provincial and local laws and regulations relating to protection of the environment and other matters. Many agencies have the authority to require Silverado to cease or curtail operations due to non-compliance with laws administered by those agencies. The operation of mining properties also requires a variety of permits from governmental agencies, which can be costly and time consuming. As of the date of this Prospectus, management believes it has received all permits necessary to conduct the exploration and development work planned for the Ester Dome Project during 1997 and all permits necessary for 1997 operations on the Nolan Gold Project. See "Form 10-K - Business."

     Nature of Claims Under Federal and State Law.
     ---------------------------------------------

     Silverado's properties consist of unpatented federal mining claims and state mining claims. Titles to unpatented claims are subject to inherent uncertainties, such as whether there has been a discovery of valuable minerals on each claim and whether proper locating and filing prerequisites have been met, and such title can only be maintained by the performance of adequate annual assessment work. See "Form 10-K Properties." While Silverado believes that all claims which it holds were properly located under applicable law, no assurances can be given in that regard. To date, Silverado believes that it has conducted and recorded all annual assessment work necessary to maintain the claims in good standing. Changes to U.S. mining laws currently under consideration would, if enacted, substantially affect all holders of unpatented federal mining claims by imposing royalty fees on removal of minerals and fundamentally changing the rights and status of unpatented claim holders. Although management believes that the imposition of royalty fees as described above, at a minimal level, would not have a material adverse affect on Silverado, it is impossible to predict the extent to which mining or environmental legislation may be enacted or amended nor the effect that such legislation could have on Silverado. See "Form 10-K Properties."

     Weather and Other Natural Delays.
     ---------------------------------

     Certain of Silverado's proposed exploration activities on its properties will be subject to seasonal interruptions as a result of inclement weather conditions, especially in the early spring and early fall of each year, which could affect Company operations. See "Form 10-K - Properties." Although they are unpredictable, seasonal weather conditions are anticipated, and Silverado's management strives to maintain enough flexibility in its work schedule so that adjustments can be made in the event weather conditions mandate changes in scheduled activities. However, prolonged and unusually severe conditions could have an adverse affect on Silverado's operations.

     Dependence on Management and Affiliates.
     ----------------------------------------

     Silverado's operations are dependent upon the efforts and active participation of its President, Chief Executive and Operating Officer, Garry L. Anselmo. The loss of the services of Mr. Anselmo likely would have an adverse effect on the Company until a suitable replacement could be found. The services of Mr. Anselmo are provided to Silverado pursuant to an Operating Agreement with Tri-Con Mining Ltd. ("Tri-Con"), an affiliated company, which is 75% owned by Mr. Anselmo. Tri-Con, operating as mining exploration and development contractors, has contracted with Silverado to provide administrative and management services and to carry out Silverado's field work programs. During the three year period ended November 30, 1996, Tri-Con charges to Silverado totaled $10,960,119. Although Silverado believes that Tri-Con has other qualified management and operations personnel available who are familiar with Silverado's operations and properties and who would be capable of immediately undertaking responsibility for Silverado's operations, the loss of Mr. Anselmo's services likely would be extremely detrimental to Silverado.

     Service and Enforcement of Legal Process.
     -----------------------------------------

     All of Silverado's officers and directors are residents of Canada, and, therefore, service of process upon Silverado's officers and directors may be difficult to effect within the United States. See "Form 10-K - Directors and Executive Officers." Furthermore, because some of the assets of Silverado and its subsidiaries are located outside of the United States, attempts by creditors to collect on any judgment obtained in the United States against Silverado may be limited to the realizable value of Silverado's assets within the United States. There is doubt as to whether legal actions for civil liabilities under the Securities Act of 1933 or the 1934 Act may be instituted in Canada. Subject to certain time limitations, Canadian courts may enforce foreign final executory judgments for liquidated amounts in civil matters obtained after due trial before a court of competent jurisdiction (including competent jurisdiction according to the rules of private international law currently prevailing in Canada) which enforces similar Canadian judgments, provided that due service of process has been effected, that such judgments are not contrary to Canada's law, public policy or sovereignty and do not conflict with any other valid judgments in the same matter between the same parties, and that an action between the same parties in the same matter was not pending in any Canadian court at the time suit was instituted in the foreign court.

                             Selected Financial Data

A summary of selected financial information about Silverado is set forth below. The summary set forth below is qualified by reference to Silverado's consolidated Financial Statements, including the notes thereto, incorporated by reference into this Prospectus.

                                    1st Quarter            Years Ended as at November 30,
                                           1997
Statement of Operations             (Unaudited)      1996     1995       1994      1993      1992 (1)
                                        -------   -------   -------   -------   -------   -------
(In 000's except per share data)
Revenue                                 $    58   $   298   $ 3,053   $ 1,516   $     0   $     0
(Loss) Before Extraordinary Items       ($1,609)  ($4,330)  ($4,095)  ($3,120)  ($1,152)  ($1,050)
Extraordinary Item (2)                  $     0   $     0   $     0   $     0   $ 1,295   $     0
Net Earnings (Loss)                     ($1,608)  ($4,330)  ($4,095)  ($3,120)  $   143   ($1,050)
Earnings (Loss) Per Share (3)(4)        ($ 0.03)  ($ 0.09)  ($ 0.11)  ($ 0.09)  $  0.01   ($ 0.05)

                                    1st Quarter                   As at November 30,
                                           1997
Balance Sheet Data                  (Unaudited)      1996      1995      1994      1993      1992 (1)
                                        -------   -------   -------   -------   -------   -------
(In 000's except per share data)
Total Assets                            $17,595   $18,811   $15,140   $16,496   $15,929   $ 8,420

Gold Inventory (5)                      $   191   $   213   $   389   $ 2,028   $   446   $     5
Long Term Obligations                   $ 2,092   $ 2,092   $ 2,395   $ 2,543   $     0   $ 2,934


(1)  In  1993  Silverado   changed  its  reporting   currency  and  currency  of
     measurement to U.S. dollars and restated the 1990 through 1992 amounts to U.S. dollars. See Note 1(b) to Consolidated Financial Statements.

(2) During fiscal 1993 Silverado recognized a gain of $1,294,614 on forgiveness of debt as an extraordinary item.

(3)  Loss per share before extraordinary item for 1993 was $(0.04).

(4)  No dividends have been paid by Silverado during the past five years.

(5) Gold inventory is valued at the lower of weighted average cost and estimated net realizable value.

                            Historical Per Share Data
                            -------------------------

                                    SILVERADO                  KINTANA
                                   Fiscal Year               Fiscal Year
                                      ended                     ended
                                  Nov.30, 1996              Nov. 30, 1996
                                  ------------              -------------

     Book Value per
     share at period end             $0.28                     ($0.29)

     Cash dividends
     declared per share              $0.00                      $0.00

     Income (loss) per
     share                          ($0.09)                     $0.01


     The last sale price of Silverado Common Stock reported by Nasdaq on March 6, 1997, which was the date of the Agreement, and on March 5, 1997, which was the last trading date preceding the date of the Agreement, was $0.375 and $0.375 per share, respectively.

     As of March 31, 1997, the percent of outstanding shares of Silverado Common Stock and Kintana common stock held by directors, executive officers and affiliates of the respective companies was 5.8% and 29.2%, respectively. No vote of Silverado shareholders is required to approve the transaction by Silverado. Approval by a three quarters vote of the votes cast is required to approve the sale of the assets by Kintana, and approval of a majority of the votes cast is required to approve the winding up of Kintana.

                       Description of Silverado Securities
                       -----------------------------------

     The Shares to be registered consist of Silverado no par value Common
Stock. Silverado's Common Stock is, and the shares offered hereby are eligible to be, quoted on Nasdaq.

     Authorized Capital. As of the date of this Prospectus, Silverado is authorized to issue 75,000,000 shares of no par value Common Stock. The Company is requesting shareholder approval at its Annual General Meeting, scheduled for May 21, 1997, for an increase in its authorized capital to 100,000,000 shares. No shares of Preferred Stock are authorized. No holder of any shares of Common Stock has any preemptive right to subscribe for any of Silverado's securities. Upon dissolution, liquidation or winding up of Silverado, the assets will be divided pro rata on a share-for-share basis among holders of all outstanding shares of Common Stock.

     No Cumulative Voting. Each holder of Common Stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. Shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so;

and, in such event, the holders of the remaining shares voting for the election of the directors will be unable to elect any person or persons to the Board of Directors.

     Issued, Outstanding and Reserved. As of April 7, 1997, Silverado had 64,071,493 shares of Common Stock issued and outstanding, and had reserved an additional 10,254,750 shares of Common Stock, including 1,100,000 shares for this proposed transaction, for issuance on exercise or conversion of outstanding options and other convertible securities.

     Registrar and Transfer Agent. The Registrar and Transfer Agent for Silverado's Common Stock is Montreal Trust Company, 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9.

             Provisions of Canadian Laws Affecting U.S. Shareholders
             -------------------------------------------------------

     There are no limitations on the right of nonresident or foreign owners to hold or vote the Shares imposed by Canadian law or by the charter or other constituent document of Silverado.

     The Canadian Income Tax Act (the "Tax Act") provides in subsection 212(2) that dividends and other distributions deemed to be dividends paid or deemed to be paid by a Canadian resident company to a non-resident person shall be subject to a non-resident withholding tax of 25 percent on the gross amount of the dividend. Subject to certain exceptions, paragraph 212(1)(b) of the Tax Act similarly imposes a 25 percent withholding tax on gross amount of interest paid by a Canadian resident to a non-resident person.

     Subsection 115(1) and Subsection 2(3) of the Tax Act provide that a non-resident person is subject to tax at the rates generally applicable to persons resident in Canada on any "Taxable capital gain" arising on the disposition of shares that are listed on a prescribed stock exchange if:

     (i) such non-resident, together with persons with whom he does not deal at arm's length, has held 25% or more of the outstanding shares of any class of stock of the corporation that issued the shares at any time during the five years preceding such disposition; or

     (ii) the shares disposed of were used by such non-resident in carrying on a business in Canada.

     Provisions in the Tax Act relating to dividend and interest payments by Canadian residents to persons resident in the United States are subject to the 1980 Canada - United States Income Tax Convention (the "Convention"), as amended by protocols signed on June 14, 1983, March 28, 1984, and March 17, 1995.
Article X of the Convention provides that the rate of non- resident withholding tax on dividends shall not exceed five percent of the gross amount of the dividends where the non-resident who is the beneficial owner of the shares is a corporation which owns at least 10 percent of the voting stock of the corporation paying the dividend. In other cases, the rate of non-resident withholding tax shall not exceed 15 percent.

     The reduced rates of non resident withholding relating to dividends and interest provided by the Convention do not apply if the recipient carries on business or provides independent personal services through a permanent establishment situated in Canada, and the share holding or debt claim is effectively connected with that permanent establishment. In that case, the dividends and interest as the case may be, are subject to tax at the rates generally applicable to persons resident in Canada.

     Article XIII of the Convention provides that gains realized by a United States resident on the sale of shares such as those of the Company may be taxed in both Canada and the United States. However, taxes paid in Canada by a United States resident would, subject to certain limitations, be eligible for foreign tax credit treatment in the United States, thereby minimizing the element of double taxation.

     Except  as  described  above,  there  are  no  government  laws,   decrees,
regulations or treaties that materially restrict the export or import of capital, including foreign exchange controls, or which impose taxes, including withholding provisions, to which United States shareholders of Silverado are subject.

                      Restrictions on Resale of the Shares
                      ------------------------------------

     The shares of Silverado Common Stock to be issued to the shareholders of Kintana pursuant to the Agreement are being registered under the Securities Act pursuant to the Registration Statement of which this Prospectus is a part. However, because some shareholders of Kintana may be affiliates of Kintana, under Rule 145 of the Securities Act they may be deemed to be "underwriters" of Silverado Common Stock issued in this transaction. Therefore, such persons will not be able to resell the Silverado Common Stock received by them unless the Silverado Common Stock is registered for resale under the Securities Act, is sold in compliance with an exemption from the registration requirements of the Securities Act or is sold in compliance with certain of the provisions of Rule 144 under the Securities Act.

     Pursuant to Rule 145 under the Securities Act, the sale of Silverado Common Stock acquired in this transaction by shareholders who are affiliates of Kintana will be subject to certain restrictions. Such persons may sell Silverado Common Stock only if: (i) Silverado has filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the preceding twelve months; (ii) the Silverado Common Stock is sold in a "broker's transaction," which is defined in Rule 144 under the Securities Act as a sale in which (a) the seller does not solicit or arrange for orders to buy the securities, (b) the seller does not make any payment other than to the broker, (c) the broker does no more than execute the order and receive a nominal commission and (d) the broker does not solicit customer orders to buy securities; and (iii) such sale and all other sales made by such person within the preceding three months do not collectively exceed the greater of (x) 1% of the outstanding shares of Silverado Common Stock and (y) the average weekly trading volume of Silverado Common Stock on Nasdaq during the four-week period preceding the sale.

     The Silverado shares to be issued to Kintana shareholders pursuant to the Agreement will be issued under the British Columbia Securities Act (the "B.C. Act") in reliance on registration and prospectus exemptions provided under the B.C. Act. Kintana shareholders wishing to sell their Silverado shares will be subject to the following restrictions imposed by the B.C. Act:

     (i) if the seller is an insider of Silverado, other than a director or senior officer of Silverado, the seller's insider report filings are up to date;

     (ii) if the seller is a director of a senior officer of Silverado, the seller's insider report filings are up to date and Silverado is up to date in its continuous disclosure filing requirements under the B.C. Act;

     (iii)the trade by the seller is not a distribution from the holdings of a control person (as those terms are defined in the B.C. Act);

     (iv) no unusual effort is made to prepare the market or create a demand for the security; and

     (v) no extraordinary commission or other consideration is paid by or on behalf of the seller in respect of the trade.

Except for the differences described above, there are no material differences between the rights of the holders of the Shares offered hereby to the Kintana shareholders and the rights of other Silverado shareholders.

                           Price Range of Common Stock
                           ---------------------------

     Silverado's Common Stock is traded in the over-the-counter market and quoted on the Nasdaq Small-Cap Market under the symbol "GOLDF". (NOTE: Prior to August, 1995, the Company traded on the Nasdaq Small-Cap Market under the symbol "SLVRF".) The following table sets forth, for each of the periods shown, the high and low bid sales prices for Silverado's Common Stock, as reported by Nasdaq. The prices shown represent inter-dealer quotations without retail markups, markdowns, or commissions and do not necessarily represent actual transactions.

     Quarter Ended                          High Bid   Low Bid
     -------------                          --------   -------
     February 28, 1995                        $ .94      $.63
     May 31, 1995                            $ 1.00      $.63
     August 31, 1995                         $ 1.00      $.69
     November 30, 1995                        $ .88      $.47

     Quarter Ended                          High Bid   Low Bid
     -------------                          --------   -------
     February 29, 1996                       $  .88     $ .38
     May 31, 1996                            $  .75     $ .47
     August 31, 1996                         $  .66     $ .41
     November 30, 1996                       $  .72     $ .50

     Quarter Ended                          High Bid   Low Bid
     -------------                          --------   -------
     February 28, 1997                       $  .66     $ .34

                                     Experts
                                     -------

     The consolidated balance sheets of Silverado Mines Ltd. as at November 30, 1996 and 1995, and the related consolidated statements of operations and accumulated deficit, cash flows, and changes in share capital and capital surplus for each of the years in the three-year period ended November 30, 1996, which appear in Silverado Mines Ltd.'s Annual Report on Form 10-K for the year ended November 30, 1996, have been incorporated by reference herein in reliance upon the report, dated January 17, 1997, of KPMG, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


     Indemnification of Directors and Others for Securities Act Liabilities.
     -----------------------------------------------------------------------

     The Company Act of the Province of British Columbia, Canada ("Company Act"), provides that a company may, with the approval of the court, indemnify a director or former director of a company against all costs, charges and expenses in any action to which he or she is made a party by reason of being or having been a director. Part 15 of Silverado's Articles (a governing document similar to the Bylaws of a U.S. corporation) also provides for indemnification of Silverado's directors, officers, employees and agents, subject always to the Company Act, in certain circumstances.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Silverado pursuant to the foregoing provisions, Silverado has been informed that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                         INFORMATION CONCERNING KINTANA
                         ------------------------------

     Kintana was incorporated on September 20, 1982 as Can-Ex Resources Ltd. under the Company Act of British Columbia. Effective December 14, 1990, the company changed its name to Kintana Resources Ltd. Kintana was formed for the purpose of acquiring, exploring and developing mineral properties. From its inception until its stock ceased trading in June 1994, Kintana acquired, explored and developed properties in both the U.S. and Canada. Ultimately, Kintana was unable to raise sufficient capital to continue its projects. At that time, it ceased filing timely financial statements and as a direct result, it received a "Cease Trade Order" from the B.C. Securities Commission in June 1994. Those financial statements have since been prepared by management in accordance with Canadian generally accepted accounting principles and audited by KPMG. Those statements demonstrate that Kintana does not, in fact, have the fiscal resources to maintain or develop any of its properties, or to fund any operational expenses. It's primary asset is the Eagle Creek Gold Property near Fairbanks, Alaska, which has been recently valued at US $565,000 by an independent geologist, and which it contemplates conveying to Silverado in exchange for 1,100,000 shares of Silverado Common Stock.

                                  Risk Factors
                                  ------------

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating Kintana and its business.

     Kintana's audited financial statements are included herein as part of the "Kintana Information Circular", and comprise the consolidated balance sheets of Kintana as at November 30, 1996, 1995 and 1994 and the consolidated statements of operations and deficit, deferred exploration and development expenditures and changes in financial position for the years then ended. These financial statements have been prepared in accordance with Canadian generally accepted accounting principles, consistently applied. The ability of Kintana to continue any operations is dependent upon obtaining capital to fund its existing liabilities, its new liabilities as they come due, and to fund any operations on its properties. There is no commitment for such capital at this time.

                        Description of Kintana Securities
                        ---------------------------------

     Until June 1994, Kintana's common stock was listed for trading on the Vancouver Stock Exchange, at which time the company was delisted from that exchange. No trading in Kintana shares has occurred since June 29, 1994. As of March 20, 1997, there were 54 holders of record of Kintana's common stock. No dividends have ever been declared on Kintana's common stock. There are no restrictions in Kintana's Articles that currently limit Kintana's ability to pay dividends on its common stock or that may limit future payment of dividends. Kintana intends to liquidate and dissolve if the Agreement and dissolution are approved by the shareholders of Kintana at the Extraordinary General Meeting scheduled for May 21, 1997.

                             Selected Financial Data
 (Prepared in accordance with Canadian generally accepted accounting principles)


Statement of Operations (In Canadian Dollars)
---------------------------------------------

                                           Years Ended November 30,
                                           ------------------------

                                         1996          1995          1994
                                   ----------    ----------    ----------
Revenue                            $     --      $     --      $     --

(Loss) Before Extraordinary Item   $  (15,159)   $  (17,175)   $  (22,435)

Extraordinary Item 1,2             $   22,728    $     --      $ (387,258)

Net Earnings (Loss)                $    7,569    $  (17,175)   $ (409,693)

Earnings (Loss) Per Share          $     0.01    $    (0.01)   $    (0.27)

(1) During fiscal 1994, Kintana recognized a loss of ($387,258) on the write down of mineral properties and development.

(2) During fiscal 1996 Kintana recognized a gain of $22,728 on settlement of debt.


Balance Sheet Data (In Canadian Dollars)
----------------------------------------

                                               As at November 30,
                                               ------------------

                                         1996          1995          1994
                                   ----------    ----------    ----------
Total Assets                       $   53,805    $   34,990    $   18,010

Total Liabilities                  $  493,879    $  482,633    $  448,478

Deficiency in Assets               $ (440,074)   $ (447,643)   $ (430,468)


                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations
                 ---------------------------------------------

If approved by the shareholders of Kintana, all assets of Kintana will be distributed to its shareholders and the affairs of the company will be wound up. Kintana has been essentially dormant since its stock ceased trading in June of 1994 by order of the British Columbia Securities Commission. It has no revenues, no tangible assets other than the Eagle Creek property, and no liquid assets. Kintana's management believes if this transaction is not approved, the Company will be unable to maintain its options on the subject property causing it to lose the property and become completely insolvent. Because Kintana has no cash, Tri-Con Mining Ltd., an affiliated company, has paid the required annual amounts of $10,000 to keep the property options in good standing for the past three years, and prior to that, they were made by the American Copper and Nickel Company, a joint-venture partner of Silverado. It is unlikely these affiliates will continue to make these payments on behalf of Kintana.


                            TERMS OF THE TRANSACTION
                            ------------------------

Description of Transaction
--------------------------

     On March 6, 1997, Kintana and Silverado entered into a Purchase Agreement (the "Agreement", which Agreement is incorporated herein by reference), pursuant to which, among other things, Silverado will issue to Kintana 1,100,000 shares of its Common Stock in exchange for all of Kintana's assets and liabilities, including all right, title and interest in the Eagle Creek Property located near Fairbanks, Alaska, and certain accounts payable aggregating approximately $173,300. Under the Agreement, Kintana will distribute the Silverado shares to its stockholders and will dissolve. Prior to the execution of the Agreement, the Eagle Creek Property was held by Can-Ex Resources (US), Inc., ("Can-Ex") a wholly-owned subsidiary of Kintana. On February 4, 1997 and in contemplation of this transaction, Can-Ex transferred all of its assets and liabilities, including the Eagle Creek Property, to Kintana. The value of the consideration to be paid by Silverado under the Agreement was based upon the net of the fair market value of the assets and liabilities of Kintana. The primary factor considered by the parties in determining the number of shares of Silverado to be issued as consideration for the Agreement was the market price of the Silverado shares. For purposes of the transaction, the Silverado shares were valued by the Silverado Board of Directors at $0.375 per share.

     Pursuant to a resolution of the Board of Directors of Kintana, the 1,100,000 shares of Silverado stock will be distributed to shareholders of Kintana on a pro rata basis. Shareholders of Kintana will receive .74 shares of Silverado Common Stock for each share of Kintana common stock held. Following the effective date of the Registration Statement of which this Prospectus is a part, approval of the Agreement and of the Board of Directors' resolution providing for distribution of these shares to Kintana shareholders in liquidation of Kintana will be submitted to the Kintana shareholders at an Extraordinary General Meeting of Shareholders to be held on Wednesday, May 21, 1997. Kintana shareholders will not be required to give up any shares of Kintana in order to receive the Silverado shares. Kintana shareholders have dissenters' rights in connection with this transaction pursuant to which a shareholder is entitled to be paid the fair value of his shares if the holder dissents to the Agreement, the resolution is passed by the shareholders and Kintana proceeds with the Agreement (see "Kintana Offering Circular"). No federal, state or provincial regulatory requirements (other than those regarding issuance of securities) must be complied with, nor approvals obtained, to complete this transaction.

     The Eagle Creek Property consists of 77 State mineral claims with a total area of 4.8 square miles, located 11 miles north of Fairbanks, Alaska. The property was formerly a producer of antimony and is situated in a 20 mile long belt of lode and placer gold deposits. It is currently being explored as a gold prospect. Silverado acquired the property in 1976. From 1984 to 1988
Silverado explored several geochemical/geophysical targets and discovered gold bearing veins and disseminated gold mineralization of economic interest. The property was assigned to Can-Ex on August 4, 1989 for a retained 15 percent net profits interest from production to a maximum of $5,000,000.

Valuation of Property
---------------------

     Silverado has valued the Eagle Creek Property at $565,000 based upon the Valuation of the Eagle Creek Mineral Property, Fairbanks Mining District, Alaska dated March 21, 1994, prepared by Giles R. Peatfield, Ph.D., P.Eng., and as updated by Dr. Peatfield's letter dated May 13, 1996 (the ("Peatfield Valuation"). Dr. Peatfield is a consulting Geological Engineer, is a graduate of the University of British Columbia (B.A. Science, Geological Engineering, 1966) and of Queen's University at Kingston (Ph.D., 1978). He is a Fellow of the Geological Association of Canada, and is a Member of the Canadian Institute of Mining and Metallurgy, the Association of Professional Engineers and Geoscientists of British Columbia. Dr. Peatfield has practiced as an exploration geologist for more than 25 years, both as an employee of a major mining company and as an independent consultant. Dr. Peatfield has no interest, direct or indirect, in the Eagle Creek Property or in the securities of either Silverado or Kintana.

     In March 1994 Silverado retained Dr. Peatfield to prepare an independent valuation (the "1994 Valuation") of the Eagle Creek Property. Dr. Peatfield updated the 1994 Valuation by letter dated May 13, 1996 (the "1996 Valuation"). The 1994 and 1996 Valuations are collectively referred to as the "Valuation". The 1996 Valuation revised the valuation estimates stated in the 1994 Valuation based on the following developments since March 1994: (i) the region in which the property is located has experienced a marked upswing in exploration activity; (ii) a significant gold discovery had been reported within 12 kilometers of the Eagle Creek Property; (iii) an aeromagnetic map has been released showing magnetic trends converging on the Eagle Creek Property; and
(iv) property interests along the northeasterly aeromagnetic trend have been acquired by Placer Dome U.S. Inc. The developments resulted in Dr. Peatfield's 1996 Valuation reflecting a valuation almost double the amounts stated in the 1994 Valuation.

     Dr. Peatfield's Valuation was intended to be used to establish Fair Market Value. For purposes of the Valuation, Fair Market Value means the highest price, expressed in money terms, which would be obtainable in an open and unrestricted market between knowledgeable, prudent and willing parties dealing at arm's length, who are fully informed and under no compulsion to deal. Based on a process of averaging the results of a number of separate valuations, it is the opinion of Dr. Peatfield that the Fair Market Value of the Eagle Creek Property is in the range of $325,000 to $565,000.

     Dr. Peatfield's Valuation stated that the valuation of mineral properties which do not contain known, clearly defined and demonstrably exploitable reserves is a somewhat subjective process. There are numerous methods in common use for such valuation, only some of which can logically be considered to be valid. In the case of Dr. Peatfield's Valuation, a number of methods have been used and results averaged to arrive at a final value, with a reasonable range of values calculated.

The following methods have been used in the Valuation:

     Kilburn - Assigns a dollar value to a mineral property which does not contain defined exploitable reserves. A "base cost" is assigned to the property, which is the cost to explore for and stake a raw prospect, and then characteristics for the property are defined, ranked and assigned a value.

     Option Terms - Involves estimating the present value of a hypothetical stream of option payments factored by the probability of these payments actually being made.

     Target Deposit Analysis - Postulates what type of deposits might be found on the property, assuming a net present value range for deposits of this type, and assigns probabilities for the discovery of each deposit type on this property.

     Past Exploration Expenditures - Makes subjective judgments as to whether the past work has been good value for money and tended to enhance or detract from the ongoing exploration potential of the ground.

     Recommended Next-Phase Program - Assumes there is some probability that the work will progress to subsequent stages, and therefore the property has at least this minimum value.

     Staking and Examination Costs - Assumes that the worth of a property can be measured by what one might reasonably pay to acquire the ground were it open for staking, along with the cost of regional prospecting or reconnaissance and an initial examination of the claims.

     Dr. Peatfield's Valuation identified a lower limit and an upper limit for each of these valuation methods. Dr. Peatfield then averaged the lower limit and upper numbers and arrived at the range of $345,000 to $565,000 (using rounded numbers) for the Fair Market Value of the Eagle Creek Property. The following summarized Dr. Peatfield's estimates (all dollars are in U.S. Dollar amounts):


     Valuation Method    Lower Limit ($)   Upper Limit ($)
     ----------------    ---------------   ---------------

     Kilburn                 460,000           690,000
     Option Terms            350,500           650,000
     Target Deposit          300,000           600,000
     Past Exploration        416,000           624,000
     Recommended Work        280,000           420,000
     Staking Costs           264,000           396,000

     Average Values          345,000           563,333
     Rounded Values          345,000           565,000

     After Dr. Peatfield's Valuation identified this range, Silverado made the determination to pay $565,000 for the Eagle Creek Property.

     Except for the payment by Tri-Con Mining Ltd., an affiliated company to Silverado and Kintana, of the $10,000 annual fee on the Eagle Creek Property, during the last three years there have been no transactions between Silverado and its affiliates and Kintana and its affiliates. Silverado and Kintana have two common directors, Garry L. Anselmo and James F. Dixon.

     Silverado desires to re-acquire the Eagle Creek Property in order to conduct activity on the site. The Eagle Creek Property is closely proximate to a number of properties which Silverado is presently exploring and developing. Given Silverado's present focus on the Fairbanks area, the Eagle Creek Property would make an ideal property for Silverado to develop further in conjunction with it's other activities in the immediate area. It should be noted that Silverado originally owned the rights to the Eagle Creek options, but conveyed them to Can-Ex Resources Inc., a wholly owned subsidiary of Kintana, in August of 1989 in return for payment of 15% of any net profits Can-Ex might receive. At that time, Silverado was focusing its primary efforts on its Nolan Property in arctic Alaska, while Can-Ex had expectations of developing the Eagle Creek Property forthwith.

     To accomplish the reacquisition of Eagle Creek, Silverado will issue to Kintana 1,100,000 shares of its Common Stock in exchange for all of Kintana's assets and liabilities, including all right, title and interest in the Eagle Creek Property, and certain accounts payable aggregating approximately $173,300. Kintana, which will then possess nothing other than these Silverado shares, will then distribute the shares to its shareholders and will dissolve.

Accounting Treatment
--------------------

     This transaction will be treated as a direct purchase of assets and liabilities by Silverado from Kintana, which is considered to be a "related party" by virtue of having two common directors. Accordingly, Silverado will book the Eagle Creek Property at Kintana's asset value of (Cdn) $53,805, assume responsibility for Kintana's accrued liabilities, and debit retained earnings for the difference. (See "Kintana Information Circular".)

U.S. Federal Income Tax Consequences of the Transaction
-------------------------------------------------------

     Under Section 1032 of the Internal Revenue Code of 1986, as amended (the "Code") Silverado will not recognize any gain or loss upon the issuance of the 1,100,000 shares of Silverado common stock to Kintana. Silverado agreed to issue the shares as consideration under the Agreement.

     Kintana will be required to file a U.S. Federal and Alaska State income tax return to report the disposition of Eagle Creek. Kintana will realize a gain or loss on the transaction based upon the Fair Market Value of the property or shares, whichever best reflects value, and should a gain be realized it will be taxed within the United States, as Kintana has no loss carry-forwards for U.S. Federal and Alaska State income tax purposes.

     Amounts received by a U.S. citizen or a U.S. resident holder of Kintana shares in a distribution and complete liquidation of Kintana would, generally, be treated as received in full payment, in exchange for their stock in Kintana. U.S. holders of Kintana shares should seek independent professional tax advice as to their tax consequence.

     A Canadian resident who is not a U.S. citizen or a U.S. resident, generally, would have no U.S. tax consequences upon the receipt of Silverado shares in the liquidation of Kintana.

     The basis of the Silverado shares in the hands of the Kintana shareholders will equal the fair market value of the shares at the time of issuance.

                           APPROVAL OF THE TRANSACTION
                           ---------------------------

     The shareholders of Kintana will be asked to approve the Agreement at the Extraordinary General Meeting of Shareholders to be held at Kintana's offices, Suite 505, 1111 West Georgia Street, Vancouver, British Columbia, on Wednesday May 21, 1997, at 10:00 a.m. (Vancouver time).

     The directors of Kintana approved the Agreement by unanimous consent resolutions dated March 10, 1997. The Kintana shareholders have dissenters rights of appraisal with respect to the Agreement and related transaction, as described in the Kintana Information Circular. Shareholders of record of Kintana on March 31, 1997, are entitled to vote on the Agreement. No votes were required by the Silverado shareholders with respect to the Agreement.

                             KINTANA RESOURCES LTD.
                      Suite 505 - 1111 West Georgia Street
                       Vancouver, British Columbia V6E 4M3
                            Telephone: (604) 689-1535



               Notice of Extraordinary General Meeting of Members
               --------------------------------------------------
                           to be held on May 21, 1997
                           --------------------------


     Notice is hereby given that an extraordinary general meeting (the "Meeting") of the members of Kintana Resources Ltd. (the "Company") will be held at the Company's offices located at Suite 505 - 1111 West Georgia Street, Vancouver, British Columbia on Wednesday, May 21, 1997, at the hour of 10:00 a.m. (Vancouver time) for the following purposes:

(a)  To consider and, if deemed advisable, to approve:

     1. as a special resolution, the sale by the Company of substantially all of its assets, including in particular, the Company's interest in the Eagle Creek Property, to Silverado Mines Ltd., under the terms of a Purchase Agreement dated March 6, 1997; and

     2. as an ordinary resolution, the dissolution and striking of the Company from the British Columbia register of companies.

(b) To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The specific details of the matters proposed to be put before the Meeting are set forth in the accompanying Information Circular dated April 15, 1997.

     Take Notice that, pursuant to the Company Act (British Columbia) (the "Company Act"), you may until 10:00 a.m. (Vancouver time) on May 19, 1997, give a notice of dissent by registered mail addressed to the Company at Suite 505 - 1111 West Georgia Street, Vancouver, B.C., V6E 4M3, with respect to the special resolution relating to the proposed sale of assets under the Purchase Agreement. As a result of giving a notice of dissent, you may, on receiving a notice of intention to act under section 231 of the Company Act, require the Company to purchase all your shares of the Company in respect of which notice of dissent is given. This right to dissent is described in greater detail in the Information Circular. Failure to comply strictly with the requirements specified in the Information Circular will result in the loss of the right of dissent.

     The Board of Directors has fixed April 15, 1997 as the record date for determining the Members who are entitled to vote at the Meeting. A registered holder of common shares of the Company who is unable to attend the Meeting in person and who wishes to ensure that such holder's common shares will be voted at the Meeting, is requested to complete, sign and date the enclosed form of Proxy and deliver it by hand, fax or by mail in accordance with the instructions set out in the form of Proxy and in the Information Circular.

          DATED at Vancouver, British Columbia this 8th day of April, 1997.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        /s/ Michael W. Hogen
                                        --------------------
                                        Michael W. Hogen, Secretary

                             KINTANA RESOURCES LTD.

                              INFORMATION CIRCULAR
                              --------------------

                             Solicitation of Proxies

     This Information Circular is furnished in connection with the solicitation of proxies by the Management of Kintana Resources Ltd. (the "Company") for use at an extraordinary general meeting of the Members of the Company to be held on May 21, 1997 (the "Meeting"), and at any adjournment thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by employees of the Company at nominal cost. All costs of solicitation by Management will be borne by the Company.

     The Company has also made arrangements with Canadian brokerage houses and other intermediaries to send proxy materials at the Company's expense to unregistered members (beneficial shareholders) of the Company who have advised their brokers that they wish to receive such material.

                      Appointment and Revocation of Proxies

     The persons named as proxyholders in the accompanying form of proxy are directors or officers of the Company and were designated by the Management of the Company. A member wishing to appoint some other person (who need not be a member) to represent him or her at the Meeting has the right to do so, either by striking out the names of those persons named in the accompanying form of proxy and inserting the desired person's name in the blank space provided in the form of proxy or by completing another form of proxy. A proxy to be valid must be deposited, together with the power of attorney or other authority, if any, under which it is signed or a notarially certified copy thereof, at least 48 hours (excluding Saturdays Sundays and holidays) before the time for holding the Meeting, or adjournment thereof, at the office of the Company's Transfer Agent and Registrar, Montreal Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9.

     A member who has given a proxy may revoke it by an instrument in writing executed by the member or by his or her attorney authorized in writing or, where the member is a corporation, by a duly authorized officer or attorney of that corporation, and delivered to the said office of Montreal Trust Company, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or to the Chairman of the Meeting on the day of the Meeting, or in any other manner permitted by law. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

                        Advice to Beneficial Shareholders

     Members who do not hold their shares in their own name (referred to herein as "Beneficial Shareholders") are advised that only proxies from members of record can be recognized and voted upon at the Meeting. Beneficial Shareholders who complete and return a proxy must indicate thereon the person (usually a brokerage house) who holds their shares as a registered member. Every intermediary (broker) has its own mailing procedure and provides its own return instructions, which should be carefully followed. The form of proxy supplied to Beneficial Shareholders is identical to that provided to registered shareholders. However, its purpose is limited to instructing the registered member (intermediary) how to vote on behalf of the Beneficial Shareholder.

     All references to shareholders or members in this Information Circular and the accompanying form of proxy and appended Notice of Meeting are to members of record unless specifically stated otherwise.

                                Voting of Proxies

     Shares represented by properly executed proxies in favour of persons designated in the enclosed form of proxy will be voted for the matters to be transacted at the Meeting (as stated herein and in the Notice of Meeting), or withheld from voting or voted against, if so indicated on the form of proxy.

     If the instructions contained in a form of proxy are certain, the shares represented by the proxy shall be voted on any ballot and, where a choice is specified, in accordance with the specification so made. If no choice is specified with respect to any matter referred to herein, it is intended on a ballot to vote such shares in favour of each such matter.

     The enclosed form of proxy when properly completed and delivered and not revoked confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations to matters referred to herein and with respect to other matters which may properly come before the Meeting. In the event amendments or variations to matters referred to herein are properly brought before the Meeting, or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgement on such matters or business. At the time of the printing of this Information Circular, the Management of the Company knows of no such amendment, variation or other matter which may be presented at the Meeting.

                 Voting Securities And Principal Holders Thereof

     The voting securities of the Company are entitled to one vote each, and the number outstanding is 1,411,148 common shares. Only members of record at the close of business on April 15, 1997 who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described herein will be entitled to vote or to have their shares voted at the Meeting.

     The presence in person or by proxy of at least two persons entitled to vote and representing not less than 5% of the issued and outstanding shares is necessary to convene the Meeting. Each ordinary resolution that will be placed before the Meeting will require for its approval a simple majority of the votes cast in respect of the resolution. Each special resolution that will be placed before the Meeting will require for its approval a majority of not less than three-quarters of the votes cast by members of the Company, in person or by proxy, in respect of the resolution.

     To the knowledge of the directors and senior officers of the Company, only the following persons beneficially own, directly or indirectly, or exercise control or direction over, voting securities carrying more than 10% of the voting rights attached to all outstanding common shares of the Company.

                                                        Percentage of
                                       Number of         Outstanding
Name & Address                    Voting Securities   Voting Securities
--------------                    -----------------   -----------------
Tri-Con Mining Ltd. (1)                180,000             12.75%
#505 - 1111 West Georgia Street
Vancouver, BC V6E 4M3

(1) Tri-Con Mining Ltd. ("Tri-Con") is a private company, 75% of the shares of which are held by Mr. Garry Anselmo. Mr. Anselmo is a director and President of both the Company and Tri-Con.

                       Statement of Executive Compensation

1.   Compensation of Executive Officers
     ----------------------------------

     There is only one executive officer of the Company, namely Garry L. Anselmo, the President and Chief Executive Officer. No direct cash compensation has been paid to the executive officer to date and it is not anticipated that any will be paid during the current fiscal year.

     The following table, presented in accordance with the regulations to the Securities Act (British Columbia), sets out all compensation awarded to, earned by or paid to the Chief Executive Officer for the most recently completed financial year.

                           Summary Compensation Table

                   Year    Annual Compensation        Long Term Compensation        All
Name & Principal           -------------------        ----------------------       Other
   Position                                                                       Compensa-
                          Salary   Bonus   Other   Securities Under   Restricted  tion ($)
                            ($)     ($)     ($)       Options (#)     Shares ($)
Garry L. Anselmo   1996   $ -0-    $ -0-   $ -0-        Nil               Nil      $ -0-
President & CEO


     There was no remuneration payment made, directly or indirectly, by the Company pursuant to any other plan or arrangement with its executive officers or by the Company to any of its directors for acting in their capacities as directors of the Company and no such payments are anticipated to be made during the current fiscal year. The Company does not have a pension plan and currently has no plans with respect to future executive compensation.

2.   Incentive Stock Options
     -----------------------

     The Company has not granted and there are no outstanding stock options or other rights or securities convertible or exchangeable into common shares of the Company.

3.   Compensation of Directors
     -------------------------

     Directors of the Company receive no fees on an annual or per meeting basis.

                  Interest of Insiders in Material Transactions

     Other than transactions carried out in the normal course of business of the Company, none of the directors or senior officers of the Company or any member beneficially owning shares carrying more than ten percent of the voting rights attached to the shares of the Company, nor an associate or affiliate of any of the foregoing persons has since the commencement of the Company's last completed financial year had any material interest, direct or indirect, in any transactions which materially affected the Company or in any proposed transaction which has or would materially affect the Company.

             Interest of Certain Persons in Matters to Be Acted Upon

     Other than as set forth in this Information Circular, no director or senior officer of the Company , nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon.

                     Particulars of Matters to Be Acted Upon

Description of Transaction
--------------------------

     On March 6, 1997, Kintana and Silverado entered into a Purchase Agreement (the "Agreement", which Agreement is incorporated herein by reference), pursuant to which, among other things, Silverado will issue to Kintana, 1,100,000 shares of its Common Stock, in exchange for all of Kintana's assets and liabilities, including all right, title and interest in the Eagle Creek Property located near Fairbanks, Alaska, and certain accounts payable aggregating approximately
(Cdn)$173,300. Under the Agreement, Kintana will distribute the Silverado shares to its stockholders and will dissolve. Prior to the execution of the Agreement, the Eagle Creek Property was held by Can-Ex Resources (U.S.), Inc., a wholly-owned subsidiary of Kintana ("Can-Ex"). On February 4, 1997 and in contemplation of this transaction, Can-Ex transferred all of its assets and liabilities, including the Eagle Creek Property, to Kintana. The value of the consideration to be paid by Silverado under the Agreement was based upon the difference between the fair market value of the assets and liabilities of Kintana. The primary factor considered by the parties in determining the number of shares of Silverado to be issued as consideration for the Agreement was the market price of the Silverado shares. For purposes of the transaction, the Silverado shares were valued by the Silverado Board of Directors at US$0.375 per share.

     Pursuant to a resolution of the Board of Directors of Kintana, the 1,100,000 shares of Silverado stock will be distributed to stockholders of Kintana on a pro rata basis. Shareholders of Kintana will receive 0.74 shares of Silverado Common Stock for each share of Kintana common stock held. Kintana shareholders will not be required to give up any shares of Kintana in order to receive the Silverado shares.

     The Eagle Creek Property consists of 77 State mineral claims with a total area of 4.8 square miles, located 11 miles north of Fairbanks, Alaska. The property was formerly a producer of antimony and is situated in a 20 mile long best of lode and placer gold deposits. It is currently being explored as a gold prospect. Silverado acquired the property in 1976. From 1984 to 1988 Silverado explored several geochemical/geophysical targets and discovered gold bearing veins and disseminated gold mineralization of economic interest. The property was assigned to Can-Ex on August 4, 1989 for a retained 15 percent net profits interest from production to a maximum of US$5,000,000.

     Silverado has valued the Eagle Creek Property at US$565,000 based upon the valuation of the Eagle Creek Mineral Property, Fairbanks Mining District, Alaska dated March 21, 1994, prepared by Giles R. Peatfield, Ph.D., P.Eng., and as updated by Dr. Peatfield's letter dated May 13, 1996 (the "Peatfield Valuation"). Dr. Peatfield is a consulting Geological Engineer, is a graduate of the University of British Columbia (B.A. Science, Geological Engineering, 1966) and of Queen's University at Kingston (Ph.D., 1978). He is a Fellow of the Geological Association of Canada, and is a Member of the Canadian Institute of Mining and Metallurgy, the Association of Exploration Geochemists, and the Association of Professional Engineers and Geoscientists of British Columbia. Dr. Peatfield has practiced as an exploration geologist for more than 25 years, both as an employee of a major mining company and as an independent consultant. Dr. Peatfield has no interest, direct or indirect, in the Eagle Creek Property or in the securities of either Silverado or Kintana.

Dr. Peatfield was selected by Tri-Con Mining Ltd. ("Tri-Con"), an affiliate of both Silverado and Kintana as an independent engineer qualified to perform this type of evaluation. The Peatfield Valuation was based in large part on the recent resurgence of mining activity in the Fairbanks area. His valuation produced a range of values from US$345,000 to US$565,000 for the Eagle Creek Property. The amount agreed to be paid by Silverado for the Eagle Creek Property is at the high end of that valuation range.

Except for the payment by Tri-Con of the US$10,000 annual property maintenance fee on the Eagle Creek Property in each of the last three years, there have been no transactions between Silverado or any of its affiliates with Kintana or any of its affiliates.

Silverado wishes to reacquire the Eagle Creek Property in order to conduct mineral exploration activity on the site. The Eagle Creek Property is closely proximate to a number of properties which Silverado is presently exploring and developing. Given Silverado's present focus on the Fairbanks area, the Eagle Creek Property would make an ideal property for Silverado to develop further in conjunction with its other activities in the immediate area.

     Silverado and Kintana have two common directors; Mr. Garry Anselmo and Mr. James Dixon.

Financial Statements
--------------------

     Attached to this Information Circular are the Company's consolidated financial statements for the three year period ended November 30, 1996 together with the auditors' report of KPMG, Chartered Accountants dated January 24, 1997.

Dissent Rights
--------------

     The proposed sale of the Eagle Creek Property gives rise to a right of dissent under the B.C. Act (see "Rights of Dissenting Shareholders" hereunder). If the Right of Dissent is exercised by any of the Company's members entitled so to do, the Company would be required to purchase the dissenting members' shares in the Company at the fair value of the shares. This could have an adverse effect on the

Company. The special resolution will, therefore, provide authority to the Board of Directors of the Company not to proceed with the sale if, in the Board's opinion, it is not in the best interests of the Company to do so.

     The Board of Directors of the Company has unanimously approved the sale and recommends that shareholders vote to approve the proposed sale of the Eagle Creek Property.

RESOLUTIONS SUBMITTED TO THE MEETING
------------------------------------

     In order to give effect to the Acquisition Agreement and business ancillary thereto, shareholders will be asked to consider and approve the following:

     1. AS A SPECIAL RESOLUTION, BE IT RESOLVED that the Property Sale Agreement, as described in the Information Circular, and all transactions contemplated thereunder be, subject to regulatory approval, approved;

     2. AS AN ORDINARY RESOLUTION, BE IT RESOLVED that on disposition of its remaining assets and liabilities, the Company be dissolved pursuant to section 282 of the Company Act (British Columbia);

                        Rights of Dissenting Shareholders

     As indicated in the Notice of Meeting, any holder of the Company's shares is entitled to be paid the fair value of his or her shares in accordance with section 231 of the British Columbia Company Act (the "B.C. Act") if such holder dissents to the Purchase Agreement, the relevant resolution is passed and the Company proceeds with the Purchase Agreement.

     A Shareholder is not entitled to dissent to the Purchase Agreement with respect to such holder's shares if such holder votes any of those shares in favour of the special resolution authorizing the Purchase Agreement. A brief summary of the provisions of section 231 of the B.C. Act is set out below.

1.   Section 231 of the Company Act
     ------------------------------

     A dissenting Shareholder has until 10:00 a.m. (Vancouver time) on May 19, 1997 to give the Company a written notice of dissent pursuant to Section 231 of the B.C. Act with respect to the special resolution authorizing the Purchase Agreement. Any such notice must be given by registered mail and received by the Company no later than the time and date stated above. After the relevant special resolution is approved by the Shareholders and if the Company notifies the dissenting Shareholder of its intention to act upon the special resolution, the dissenting Shareholder is then required within 14 days after the Company gives such notice, to send to the Company a written notice that such holder requires it to purchase all of the shares in respect of which such holder has given notice of dissent, together with the share certificate or certificates representing those shares, whereupon the dissenting Shareholder is bound to sell and the Company is bound to purchase those shares.

     A dissenting Shareholder who has complied with the aforementioned provisions of section 231, or the Company, may apply to the Supreme Court of British Columbia for an order requiring such holder's shares to be purchased, fixing the price and terms of the purchase and sale or ordering that they may be determined by arbitration, and the Court may make such order or direction as the Court considers appropriate. There is no obligation on the Company to make application to the Court. The dissenting Shareholder will be entitled to receive the fair value of the Company shares held by such holder as of the day before the date on which the special resolution to authorize the Purchase Agreement is passed.


2.   Addresses for Notice

     All notices to the Company pursuant to section 231 of the B.C. Act should be addressed to the attention of the Secretary and be sent by registered mail to the Company at Suite 505 - 1111 West Georgia Street, Vancouver, B.C., V6E 4M3.

3.   Strict Compliance with Dissent Provisions Required

     The foregoing summary does not purport to provide a comprehensive statement of the procedures to be followed by a dissenting shareholder who seeks payment of the fair value of his Company shares. Section 231 of the B.C. Act requires strict adherence to the procedures established therein and failure to do so may result in the loss of all dissenters' rights. Accordingly, each shareholder who might desire to exercise the dissenters' rights should carefully consider and comply with the provisions of the section, the full text of which is set out in Appendix I to this Information Circular, and consult such holder's legal advisor.

     Any notice of dissent in respect of the Purchase Agreement that is received by the Company after 10:00 a.m. (Vancouver time) on May 19, 1997 will be invalid.

                                 Other Business

     Management of the Company knows of no other matter to come before the Meeting other than as set forth above and in the Notice of Meeting accompanying this Information Circular. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the form of proxy accompanying this Information Circular to vote the same in accordance with their best judgment of such matters.


                         RECOMMENDATION OF THE DIRECTORS

     The Board of Directors of the Company has reviewed the transactions contemplated in this Information Circular, including, without limitation, the Purchase Agreement and concluded each of them to be fair and in the best interests of the Company and the Company's shareholders. The Board of Directors unanimously recommends that the shareholders vote in favour of each of the resolutions set out in this Information Circular.

                           Approval and Certification

     The contents and the sending of the Notice of the Extraordinary General Meeting and this Information Circular have been approved by the Board of Directors of the Company.

     Dated at Vancouver, British Columbia, this 8th day of April, 1997.


                                   CERTIFIED CORRECT ON BEHALF
                                   OF THE BOARD OF DIRECTORS BY:

                                   /s/ Garry L. Anselmo
                                   --------------------
                                   Garry L. Anselmo, Chairman

Appendix I to Kintana Information Circular
------------------------------------------

Dissent procedure

     231. (1) Where,

          (a) being entitled to give notice of dissent to a resolution as provided in section 37, 127, 150, 246, 268, 273 or 313, a member of a company (in this Act called a "dissenting member") gives notice of dissent;
          (b)  the resolution referred to in paragraph (a) is passed; and
          (c) the company or its liquidator proposes to act on the authority of the resolution referred to in paragraph (a), the company or the liquidator shall first give to the dissenting member notice of the intention to act and advise the dissenting member of his rights under this section.
     (2) On receiving a notice of intention to act in accordance with subsection
(1), a dissenting member is entitled to require the company to purchase all his shares in respect of which the notice of dissent was given.

     (3) The dissenting member shall exercise his right under subsection (2) by delivering to the registered office of the company, within 14 days after the company, or the liquidator, gives the notice of intention to act,
          (a) a notice that he requires the company to purchase all his shares referred to in subsection (2); and
          (b) the share certificates representing all his shares referred to in subsection (2);
and thereupon he is bound to sell those shares to the company and the company is bound to purchase them.

     (4) A dissenting member who has complied with subsection (3), the company, or, if there has been an amalgamation, the amalgamated company, may apply to the court, which may
          (a) require the dissenting member to sell, and the company or the amalgamated company to purchase, the shares in respect of which the notice of dissent has been given;
          (b) fix the price and terms of the purchase and sale, or order that the price and terms be established by arbitration, in either case having due regard for the rights of creditors;
          (c) join in the application any other dissenting member who has complied with subsection (3); and
          (d) make consequential orders and give directions it considers appropriate.
     (5) The price to be paid to a dissenting member for his shares shall be their fair value as of the day before the date on which the resolution referred to in subsection (1) was passed, including any appreciation or depreciation in anticipation of the vote on the resolution, and every dissenting member who has complied with subsection (3) shall be paid the same price.
     (6) The amalgamation or winding up of the company, or any change in its capital, assets or liabilities resulting from the company acting on the authority of the resolution referred to in subsection (1), shall not affect the right of the dissenting member and the company under this section or the price to be paid for the shares.
     (7) Every dissenting member who has complied with subsection (3) may
          (a) not vote, or exercise or assert any rights of a member, in respect of the shares for which notice of dissent has been given, other than under this section;
          (b) not withdraw the requirement to purchase his shares, unless the company consents; and
          (c) until he is paid in full, exercise and assert all the rights of a creditor of the company.

     (8) Where the court detennines that a person is not a dissenting member, or is not otherwise entitled to the right provided by subsection (2), the court may make the order, without prejudice to any acts or proceedings which the company, its members, or any class of members may have taken during the intervening period, it considers appropriate to remove the limitations imposed on him by subsection (7).

     (9) The relief provided by this section is not available if, subsequent to giving his notice of dissent, the dissenting member acts inconsistently with his dissent; but a request to withdraw the requirement to purchase his shares is not an act inconsistent with his dissent.

     (10) A notice of dissent ceases to be effective if the member giving it consents to or votes in favour of the resolution of the company to which he is dissenting, except where the consent or vote is given solely as a proxy holder for a person whose proxy required an affirmative vote.

KPMG Chartered Accountants
Box 10426 777 Dunsmuir Street
Vancouver, B.C.  V7Y 1K3





AUDITORS' REPORT TO THE SHAREHOLDERS


We have audited the consolidated balance sheets of Kintana Resources Ltd. as at November 30, 1996, 1995, and 1994 and the consolidated statements of operations and deficit, deferred exploration and development expenditures and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. an audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects. the financial position of the Company as at November 30, 1996, 1995 and 1994 and the results of its operations and the changes in its financial position for the years then ended in accordance with generally accepted accounting principles. As required by the Company Act (British Columbia), we report that, in our opinion, these principles have been applied on a consistent basis.


KPMG


Chartered Accountants

Vancouver, B.C.

January 24, 1997


KINTANA RESOURCES LTD.
CONSOLIDATED BALANCE SHEETS
November 30, 1996, 1995 and 1994
                                                               1996           1995           1994
                                                         ----------     ----------     ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                              $     --       $       29     $       90

MINERAL PROPERTIES AND DEVELOPMENT (Note 2)
  Claims and options                                         40,098         25,700         12,850
  Deferred exploration and development expenditures          13,707          9,261          5,070
                                                         ----------     ----------     ----------

                                                             53,805         34,961         17,920
                                                         ----------     ----------     ----------

                                                         $   53,805     $   34,990     $   18,010
                                                         ==========     ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued liabilities               $  175,221     $  159,324     $  151,350
  Payable to related parties  (Note 3(b))                   318,658        323,309        297,128
                                                         ----------     ----------     ----------
                                                            493,879        482,633        448,478
DEFICIENCY IN ASSETS
  Capital Stock (Note 4)                                  2,450,804      2,450,804      2,450,804
  Deficit                                                (2,890,878)    (2,898,447)    (2,881,272)
                                                         ----------     ----------     ----------


                                                           (440,074)      (447,643)      (430,468)
                                                         ----------     ----------     ----------

                                                         $   53,805     $   34,990     $   18,010
                                                         ==========     ==========     ==========

Continuing operations (Note 1(a)).
See accompanying notes to consolidated financial statements.

Approved by the board:



--------------------------------------    ---------------------------------
Director                                  Director

KINTANA RESOURCES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
Years Ended November 30, 1996, 1995 and 1994


                                                              1996          1995          1994
                                                       -----------   -----------   -----------
ADMINISTRATIVE EXPENDITURES
  Accounting and audit                                 $     8,239   $      --     $    11,425
  Foreign exchange                                           1,167         3,845       (24,507)
  Interest and bank charges                                     29         8,035            19
  Management services                                          166         5,000        30,000
  Office supplies and support                                5,558          --           3,990
  Reporting and investor relations                            --             295         1,508
                                                       -----------   -----------   -----------

                                                            15,159        17,175        22,435

  Write down of mineral properties and development            --            --         387,258
  Gain on settlement of debt                                22,728          --            --
                                                       -----------   -----------   -----------
Net income (loss) for the year                               7,569       (17,175)     (409,693)

Deficit at beginning of year                            (2,898,447)   (2,881,272)   (2,471,579)
                                                       -----------   -----------   -----------

DEFICIT AT END OF YEAR                                 $(2,890,878)  $(2,898,447)  $(2,881,272)
                                                       ===========   ===========   ===========

NET INCOME (LOSS) PER SHARE                            $      0.01   $     (0.01)  $     (0.27)
                                                       ===========   ===========   ===========

See accompanying notes to the consolidated financial statements

KINTANA RESOURCES LTD.
CONSOLIDATED  STATEMENTS OF CHANGES IN FINANCIAL  POSITION
Years Ended November 30, 1996, 1995 and 1994


                                                              1996          1995          1994
                                                       -----------   -----------   -----------
CASH PROVIDED BY (USED IN):

Operations:
  Net income  (loss) for the year                      $     7,569   $   (17,175)  $  (409,693)

Items not involving cash:
  Write down of mineral properties and development            --            --         387,258
  Gain on settlement of debt                               (22,728)         --            --
Changes in non-cash operating working capital:
  Accounts payable and accrued liabilities                  38,625         7,974       (20,270)
  Payable to related parties                                (4,651)       26,181        60,645
                                                       -----------   -----------   -----------
                                                            18,815        16,980        17,940

Investments:
  Mineral claims and options                               (14,398)      (12,850)      (12,850)
  Deferred exploration and development expenditures         (4,446)       (4,191)       (5,070)
                                                       -----------   -----------   -----------
                                                           (18,844)      (17,041)      (17,920)

INCREASE (DECREASE)  IN CASH AND CASH EQUIVALENTS              (29)          (61)           20
Cash and cash equivalents:
  Beginning of period                                           29            90            70
                                                       -----------   -----------   -----------
  End of period                                        $      --     $        29   $        90
                                                       ===========   ===========   ===========

See accompanying notes to consolidated financial statements.

KINTANA RESOURCES LTD.
CONSOLIDATED STATEMENTS OF DEFERRED
EXPLORATION AND DEVELOPMENT EXPENDITURES
Years Ended November 30, 1996, 1995 and 1994

                                               1996          1995          1994
                                        -----------   -----------   -----------
EXPLORATION AND DEVELOPMENT
  Eagle Creek Property                  $     4,446   $     4,191   $     5,070

Deferred exploration and development
  at beginning of year                        9,261         5,070       362,093

Write down of American Boy Property            --            --        (362,093)
                                        -----------   -----------   -----------

DEFERRED EXPLORATION AND DEVELOPMENT
  EXPENDITURES AT END OF YEAR           $    13,707   $     9,261   $     5,070
                                        ===========   ===========   ===========


See accompanying notes to the consolidated financial statements.

KINTANA RESOURCES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED NOVEMBER 30, 1994, 1995 AND 1996


The Company was incorporated under the Company Act of British Columbia as Can-Ex Resources Ltd. and is engaged in the exploration and development of mineral properties. Effective December 14, 1990, the Company changed its name to Kintana Resources Ltd.


1.   Summary of Significant Accounting Policies

(a)  Continuing Operations

The Company has a working capital deficiency of $493,879 and a deficiency in assets of $440,074 at November 30, 1996. The Company's continuing operations are dependent upon the existence of economically viable and recoverable ore reserves in its mineral properties and the ability of the Company to obtain the necessary capital to meet its obligations upon demand, to complete development and achieve profitable production and sustained cash flow. Due to its failure to meet requirements of the Vancouver Stock Exchange, the Company's shares were suspended from trading in June, 1994.

(b)  Basis of Consolidation

The consolidated financial statements include the accounts of its wholly owned subsidiary, Can-Ex Resources (U.S.) Inc. ("Can-Ex").

(c)  Mineral Properties and Development

The Company capitalizes costs of acquiring, exploring and developing mineral claims and options, net of option payments received, until such time as the properties are placed into production or abandoned; at that time costs are amortized on a unit-of-production basis or written off.

The carrying value of mineral properties and development represents costs incurred to date and does not necessarily reflect present or future values.

(d)  Translation of foreign currencies

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian funds at the rate of exchange in effect at the year end. Mineral properties and development are translated at the rates in effect when the related expenditures are made.

KINTANA RESOURCES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED NOVEMBER 30, 1994, 1995 AND 1996



2.   Mineral Properties and Development

The Company's mineral claims consist of the following:

(a)  Alaska Property - Eagle Creek

Eagle Creek is a gold property located 11 miles north of Fairbanks, Alaska. The property was originally acquired from Silverado Mines (U.S.) Inc. ("Silverado"), a wholly owned subsidiary of Silverado Mines Ltd., a company related by virtue of two common directors. On July 31, 1990, the Company granted to American Copper & Nickel Company Inc. ("ACNC") a mining lease with an option to purchase the Eagle Creek Property. In October, 1993, ACNC assigned and quitclaimed the property back to the Company. The Company has the following obligations related to this property:

     (i) to pay the original vendors the balance of the $400,000 (U.S.) purchase price by paying annual installments of $10,000 (U.S.) on or before August 1 of each year; or in the event of commercial production, royalties equal to 10% of net sales derived from commercial mining operation on the property, until the purchase price is fully paid;

     (ii) to pay a royalty of 8% of net pre-tax profits from production after recovery of all costs related to the exploration, development, construction, mining and milling conducted on the property; and

     (iii)to pay to Silverado 15% of net pre-tax profits which may be derived from operations on the property after recovery by Can-Ex of all costs of exploration, development, construction, mining and milling conducted on the property, to a maximum of $5,000,000 (U.S.).

(b)  British Columbia Property - American Boy

The Company elected not to maintain these claims, located in the Omineca Mining Division northeast of Hazelton, British Columbia, and accordingly, they reverted to the Crown in 1994. The Company wrote off costs aggregating $387,258 in 1994 relating to this property.

KINTANA RESOURCES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED NOVEMBER 30, 1994, 1995 AND 1996

3.   Related Party Transactions

(a)  Operations

The Company has had related party transactions with Tri-Con Mining Ltd. and its subsidiaries (the "Tri-Con Group") which are controlled by a director of the Company. The Tri-Con Group carries on business as mine operators, and mining, exploration and development contractors and has been employed by the Company under contract to carry out its field work and provide administrative and management services. Substantially all of the Company's expenditures are incurred by the Tri-Con Group on behalf of the Company.

Under the current contract, exploration field work is charged at cost plus 25%. Cost includes a 12% mark-up for office overhead. Services of officers and directors of the Tri-Con Group are charged at the rate of $52 per hour. In addition, a management fee of $2,500 per month is normally charged by the Tri-Con Group, however, this fee was suspended after January, 1995. Services of officers and directors of the Tri-Con Group that are also officers and/or directors of the Company are not charged. The aggregate amount charged by the Tri-Con Group for services for the years 1996, 1995 and 1994 was $0 (U.S.), $6,500 (U.S.) and $28,500 (U.S.) respectively.


(b)  Payable to related parties - current


                                1996       1995       1994
                            --------   --------   --------
     The Tri-Con Group      $300,555   $280,250   $272,128
     Silverado Mines Ltd.     18,103     43,059     25,000
                            --------   --------   --------
                            $318,658   $323,309   $297,128
                            ========   ========   ========

4.   Capital Stock

(a)  Authorized share capital: 10,000,000 common shares, without par value.

(b)  Issued: 1,486,148 (1995 - 1,486,148; 1994 - 1,486,148 ) common shares

(c) Escrowed shares: As at November 30, 1996, 1995 and 1994, 75,000 shares are subject to an escrow agreement. These shares cannot be released without the consent of regulatory authorities.

KINTANA RESOURCES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED NOVEMBER 30, 1994, 1995 AND 1996


5.   Subsequent Event

     On March 6, 1997, the Company and Silverado entered into a Purchase Agreement (the "Agreement"), pursuant to which, among other things, Silverado will issue to the Company 1,100,000 shares of its Common Stock, at an aggregrate value of $412,500, in exchange for all of the Company's assets and liabilities, including all right, title and interest in the Eagle Creek Property located near Fairbanks, Alaska, and certain accounts payable aggregating approximately $173,000. Under the Agreement, the Company will distribute the Silverado shares to its stockholders and will dissolve. The value of the consideration to be paid by Silverado under the Agreement was based upon the net of the fair market value of the assets and liabilities of the Company.

     Pursuant to a resolution of the Board of Directors of the Company, the 1,100,000 shares of Silverado stock will be distributed to stockholders on a pro rata basis. Stockholders will receive, as a distribution 0.74 shares of Silverado Common Stock for each share of the Company held. This transaction will be submitted to the Company's stockholders at an Annual General Meeting of Members to be held on May 21, 1997.

                                     PART II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

Item 20. Indemnification of Directors and Officers.
---------------------------------------------------

     (a) The Company Act of the Province of British Columbia, Canada ("Company Act"), provides that a company may, with the approval of the court, indemnify a director or former director of a company against all costs, charges and expenses in any action to which he or she is made a party by reason of being or having been a director.

     (b) Part 15 of Silverado's Articles (a governing document similar to the Bylaws of a U.S. corporation) also provides for indemnification of Silverado's directors, officers, employees and agents, subject always to the Company Act, in the following circumstances:

     PART 15 INDEMNITY AND PROTECTION OF DIRECTORS, OFFICERS AND EMPLOYEES
     ---------------------------------------------------------------------

          15.1. Subject to the provisions of the Company Act, The Company shall indemnify a Director or former Director of The Company and The Company may indemnify a director or former director of a corporation of which The Company is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a Director of The Company or a director of such corporation, including any action brought by The Company or any such corporation. Each Director on being elected or appointed shall be deemed to have contracted with The Company on the terms of the foregoing indemnity.

          15.2. Subject to the provisions of the Company Act, the Directors may cause The Company to indemnify any officer, employee or agent of The Company or of a corporation of which The Company is or was a shareholder (notwithstanding that he may also be a Director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of The Company or such corporation. In addition The Company shall indemnify the Secretary and any Assistant Secretary of The Company if he is not a full time employee of The Company and notwithstanding that he may also be a Director and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the Secretary by the Company Act or these Articles and the Secretary and Assistant Secretary shall on being appointed be deemed to have contracted with The Company on the terms of the foregoing indemnity.


          15.3. The failure of a Director or officer of The Company to comply with the provisions of The Company Act, the Memorandum or these Articles shall not invalidate any indemnity to which he is entitled under this Part.

          15.4. The Directors may cause The Company to purchase and maintain insurance for the benefit of any person who is or was serving as a Director, officer, employee or agent of The Company or as a director, officer, employee or agent of any corporation of which The Company is or was a shareholder and his heirs or personal representatives against any liability incurred by him as such Director, director, officer, employee or agent.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling The Company pursuant to the foregoing provisions, The Company has been informed that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent and subject to possible conflict of laws questions involving Canadian corporation law, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules.
----------------------------------------------------

     (a) The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit
Number    Description

2.1 Purchase Agreement between the Registrant and Kintana Resources Ltd. dated March 6, 1997.

5.1 Opinion of Davis & Company as to the legality of issuance of the securities registered hereby.

13.1 Annual Report on Form 10/K/A No.1 for fiscal year ended November 30, 1996. Incorporated by reference.

13.2 Quarterly Report on Form 10-Q for quarter ended February 28, 1997. Incorporated by reference.

23.1      Consent of Davis & Company. See Exhibit 5.1

23.2      Consent of KPMG.

23.3      Consent of KPMG.

23.4      Consent of Giles R. Peatfield, Ph.D., P.Eng.

99.1 Valuation of the Eagle Creek Mineral Property, Fairbanks Mining District, Alaska, by Giles R. Peatfield, Ph.D., P.Eng., as amended by letter dated May 13, 1996.

          (b)  Financial Statement Schedules. None.

          (c)  Not applicable.


Item 22. Undertakings.

     The undersigned Registrant hereby undertakes:

     (a) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 1 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

     (b) to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification of the Company for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is, asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent and subject to possible conflict of laws questions involving Canadian corporation law, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Canada on April 14, 1997.



                                             SILVERADO MINES LTD., Registrant

                                             By  /s/ Garry L. Anselmo, President
                                             -----------------------------------
                                                    Garry L. Anselmo,  President


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                                    Date

/s/ J.P. Tangen              Authorized Representative                4/14/97
----------------------       in the United States
J. P. Tangen



/s/ Garry L. Anselmo         President, Principal Executive           4/14/97
----------------------       Officer,  Principal Accounting and
Garry L. Anselmo             Financial Officer, Chief Operating
                             Officer and Chairman of the
                             Board of Directors




/s/ James F. Dixon           Director                                 4/14/97
----------------------
James F. Dixon